EXHIBIT (8)(c)(1)
Amendment No. 1 to Participation Agreement (American Century)
AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT
     THIS AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT (“Amendment”) is made as of this 14th day of April, 2004, by and between MERRILL LYNCH LIFE INSURANCE COMPANY (the “Company”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the “Distributor”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).
RECITALS
     WHEREAS, the Company and Distributor are parties to a certain Participation Agreement dated May 1, 2001 (the “Agreement”), in which the Company offers to the public certain variable annuity contracts (the “Contracts”);
     WHEREAS, the Company now desires to expand the number of American Century Funds made available as investment options under the Agreement by adding Class I of the VP Ultra Fund and offering the VP Ultra Fund as an investment option through several variable annuity contracts;
     WHEREAS, the parties now desire to further modify the Agreement as provided herein.
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:
     1. Addition of Funds and Contracts. Exhibits A and B, which set forth the Separate Accounts and Contracts covered by the Funds available under the Agreement are hereby deleted in their entirety and are replaced with the Exhibits A and B attached hereto.
     2. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.
     3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
     4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

MERRILL LYNCH LIFE INSURANCE COMPANY		AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Edward W. Diffin Jr.	By:	/s/ William M. Lyons

Name:	Edward W. Diffin Jr.	Name:	WILLIAM M. LYONS
Title:	Vice President & Senior Counsel	Title:	PRESIDENT

As of May 1, 2004
Exhibit A
Separate Accounts and Contracts
•	Name of Separate Account and Date Established by the Board of Directors:
Merrill Lynch Life Variable Annuity Separate Account A — 08/06/1991
•	Form Number and Names of Contracts Funded by Separate Account:
Flexible Premium Variable Annuity Contracts
Merrill Lynch Retirement Plus
Forms ML-VA-001 and ML-VA-002 and state variations thereof
Merrill Lynch Retirement Power
Form ML-VA-003 and state variations thereof
Merrill Lynch Retirement Optimizer
Form ML-VA-004 and state variations thereof

As of May 1, 2004
Exhibit B
Funds of American Century Variable Portfolios, Inc.
Offered to the Separate Accounts Listed in Exhibit A
•	Class I of VP International Fund
•	Class I of VP Ultra Fund